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                                  EXHIBIT 99
                      RATIOS OF EARNINGS TO FIXED CHARGES

                    WHIRLPOOL CORPORATION AND SUBSIDIARIES

                             (dollars in millions)


                                            Three Months Ended
                                              March 31, 2000
                                            ------------------

Pretax earnings                                 $    188.0

Portion of rents representative
  of the interest factor                               4.4

Interest on indebtedness                              37.5

Amortization of debt expense
  and premium                                           .2

WFC preferred stock dividend                           1.0
                                                ----------
       Adjusted income                          $    231.1
                                                ==========

Fixed charges

Portion of rents representative
  of the interest factor                        $      4.4

Interest on indebtedness                              37.5

Amortization of debt expense
  and premium                                          0.2

WFC preferred stock dividend                           1.0
                                                ----------
                                                $     43.1
                                                ==========

Ratio of earnings to
  fixed charges                                       5.36
                                                ==========

Ratio of earnings to
  fixed charges at
  March 31, 1999                                      0.91
                                                ==========

                                      19